                               EXHIBIT 10.29     Confidential portions of
                                                 this document have been
                                                 omitted and have been filed
                                                 separately with the
                                                 Securities and Exchange
                                                 Commission.


February 1, 1996



Mr. William H. Haydamack
17407 155th Pl. N.E.
Woodinville, WA  98072


Dear Bill:


       This is to confirm our understanding about certain benefits that Data
I/O Corporation (the "Company") has agreed to provide you in the event of a sale of all or substantially all of the assets employed by the Company in the design, support, marketing and sales of both the Company's Synario and ECS software products (the "Products"), or the sale of all of the stock of a subsidiary formed by the Company to conduct such operations (any such transaction referred to as a "Sale"). For the purpose of this agreement, "Minimum Sale Proceeds" shall mean consideration received by the Company from a Sale of at least CONFIDENTIAL after deducting all costs of such Sale (including, without limitation, any sales taxes, commissions and accountants, attorneys' and other fees).

       On or prior to the 60th day following the date of receipt by the Company of the Minimum Sale Proceeds, the Company shall pay you a cash bonus in an amount equal to $100,000 less all amounts paid or payable (if any) to you under the Company's Synario Division Proceeds Sharing Plan (the "Plan"); provided, however, that if the amounts paid to you under the Plan exceed $100,000, then the Company shall not be obligated to pay you, and you shall not have any right to, any such bonus amount. In addition, effective on the date of closing of a Sale (the "Closing Date"), whether or not such Sale generates Minimum Sale Proceeds, all options to acquire shares of the Company's common stock granted to you by the Company prior to the Closing Date shall immediately vest and be fully exercisable in accordance with their terms.

       If, after a Sale generating Minimum Sale Proceeds, within the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, your employment by the Company or the buyer in such Sale (the "Buyer") is terminated by the Company or the buyer other than for Cause, the Company shall pay you a lump sum in an amount equal to your annual base salary as of the date of such termination, less any other severance or change in control payments made.

       "Cause" shall mean: (1) any act or failure to act which causes the Company or Buyer, as the case may be, to incur significant monetary damages; (2) conviction for commitment of a felony; (3) any violation of law which has a material, adverse effect on the Company or Buyer; (4) habitual abuse of alcohol or a controlled substance; (5) theft or embezzlement from the Company or Buyer;
(6) repeated unexcused absence from work for reasons unrelated to short-term illnesses; (7) any physical, mental or other health condition which substantially impairs your ability to perform your assigned duties for 90 days or more in any 180 day period or that can be expected to result in death; (8) repeated failure or refusal to carry out the reasonable directives, orders or resolutions of your supervisor or any officer to whom you report and (9) any other action or failure to act which constitutes cause under applicable law.

                                                 Confidential portions of
                                                 this document have been
                                                 omitted and have been filed
                                                 separately with the
                                                 Securities and Exchange
                                                 Commission.

       You will not be entitled to receive the foregoing benefits (i) unless you continue to be employed as the General Manager of the Company's Synario division or subsidiary at the Closing Date or (ii) if you refuse to assist the Company or the buyer in the Sale for a minimum of ninety (90) days after the Closing Date (the "Transition Period") if asked by the Company or the Buyer to do so.

       The Company will withhold all applicable federal, state, local and foreign withholding taxes from all payments and benefits to be provided to you hereunder.

       Notwithstanding any provision of this letter agreement or the Plan to the contrary, if, in the good faith judgment of the Company, any payment, benefit or right payable or accruing to you under this letter agreement, the Plan, the Company's option plans or any other benefit plan of the Company (collectively, the "Severance Payments") would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), then the total amount of payments under this letter agreement and, if necessary, under the Plan shall be reduced so that the total of all Severance Payments is not greater than 2.99 times your "base amount" as defined in Code Section 280G(b)(3).

       The Company's obligations hereunder shall expire with respect to any Sale which closes after the later of (i) December 31, 1997 and (ii) the termination or expiration of any letter of intent or other similar written agreement in principle between the Company and the prospective buyer of the Products which has been executed and delivered on or prior to December 31, 1997, unless extended by the Company in its sole discretion.

       Nothing contained herein shall be construed as giving you the right to employment by the Company or any Buyer. No term of any employment agreement between you and the Company shall be construed to conflict with, lessen or expand the obligations of the parties hereunder.

       Your rights hereunder are personal to you and are not assignable. The Company may assign its rights hereunder in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company's assets (including, without limitation, any division or product line), provided that any such successor or assignee expressly assumes in writing the Company's obligations hereunder.

       This letter agreement shall be governed by the local laws of the State of Washington without regard to its conflicts of laws rules.

                                      DATA I/O CORPORATION


                                      By:  //S// WILLIAM C. ERXLEBEN
                                           ----------------------------
                                       Its:   President and CEO
                                           ----------------------------

Accepted and agreed:


   //S// WILLIAM J. HAYDAMACK
---------------------------------
    William J. Haydamack
---------------------------------


                                   Page 113